Exhibit 23.3

CONSENT

We hereby consent to the use in this Registration Statement on Form S-1 of our name and reference to, and inclusion of data contained in, our report entitled “The NPD Group’s CREST Report”, which appear in such Registration Statement.

NPD Foodworld, a division of NPD CREST

9399 W. Higgins Rd. Suite 300, Rosemont, IL 60018

May 18, 2004

/s/ Michelle C. Schmal

Michelle C. Schmal

V.P.

NPD Foodworld